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                                                                    EXHIBIT 99.1

PRESS RELEASE


Regent Communications, Inc. Adopts Stockholder Rights Plan

Covington, Kentucky - May 19, 2003 - Regent Communications, Inc. (NASDAQ:
"RGCI") announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on May 30, 2003. Each right initially would entitle the holder thereof to purchase one-one thousandth of a share of preferred stock. The rights will expire on May 30, 2013.

Terry Jacobs, Chairman and CEO of Regent Communications, commented, "Since Regent is one of the few public radio companies with a single class of stock, we thought this plan was in the best interest of shareholders. This rights plan is a prudent measure that will protect shareholder value in the event of a hostile takeover, while not precluding a fair acquisition bid for the company. Many public companies have rights plans similar to the one we have adopted and this plan will not interfere with any potential merger or other business combination transaction approved by the board."

The Rights Plan is similar to plans adopted by many other companies and is designed to deter coercive or unfair takeover tactics including the accumulation of shares in the open market or through private transactions. The Rights Plan will assist the Company's Board of Directors in dealing with any future actions taken by hostile entities that attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

Initially, the rights are represented by the Company's Common Stock certificates and are not exercisable. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of Regent's Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock. Ten days after a public announcement that a person or group has become the beneficial owner of 15% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price. The initial exercise price of the rights is $35.00. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Common Stock, Regent's Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock. The redemption price is $0.001 per right.

Further details of the Rights Plan are outlined in a letter that will be mailed to all stockholders as of the record date. In addition, a copy of the Rights Plan will be filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K.

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About Regent

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the close of all announced transactions, Regent will own and operate 76 stations located in 16 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol "RGCI."

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "project" and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Regent Communications, Inc.


CONTACT:

Terry Jacobs
Chairman and CEO
Regent Communications, Inc.
859-292-0030

Tony Vasconcellos
Senior Vice President and Chief Financial Officer
Regent Communications, Inc.
859-292-0030

John Buckley/Catherine Wang
Brainerd Communications, Inc.
212-986-6667
Wang@braincomm.com